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                                                                 EXHIBIT (A)(5)

MADISON RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE




         GREENVILLE, SOUTH CAROLINA, January 22, 1998--Madison River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Johnstown/Consolidated Income Partners, Consolidated Capital Properties V and Consolidated Capital Growth Fund. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Friday, January 30, 1998. The offers were previously scheduled to expire at 12:00 midnight on Wednesday, January 21, 1998.

         Madison River reported, based on information provided by the depositary for the offers, that as of the close of business on January 21, 1998, approximately 11,668 interests had been tendered pursuant to the Johnstown/Consolidated offer, approximately 38,628.8 interests had been tendered pursuant to the Consolidated Capital Properties V offer and approximately 2,332.5 interests had been tendered pursuant to the Consolidated Capital Growth Fund offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.







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